FORM OF:
                                WORLD FUNDS TRUST

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

                           Adopted ___________________


      WHEREAS, World Funds Trust, a statutory trust organized under the laws of the State of Delaware (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

      WHEREAS, the Trust employs First Dominion Capital Corp. (the "Distributor") as distributor of the securities of which it is the issuer.

      WHEREAS, the Trust operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue shares of beneficial interest in various series, which are listed on Schedule A hereto (collectively the "Funds"), which Schedule may be amended to add or remove series.

      WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Funds;

      WHEREAS, the Trustees, including the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Independent Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit each Fund and its shareholders, have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

NOW, THEREFORE, the Trust hereby adopts on behalf of the Funds, and the Distributor hereby agrees to the terms of the Plan, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1. SERVICES. The Trust has entered into a Distribution Agreement on behalf of the Funds with the Distributor, under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of each Fund's shares of beneficial interest (the "Shares"). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature; (3) preparation, printing and distribution of prospectuses of the Funds and reports to recipients other than the existing shareholders of the Funds; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to securities dealers and others engaged in the sale of Shares or who engage in shareholder support services ("Investment Professionals"); and (6) providing training, marketing and support to such dealers with respect to the sale of Shares.

2. DISTRIBUTION FEES. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and Paragraph 1 hereof, all with respect to the Funds set forth on Schedule A hereto, each Fund shall pay to the Distributor a fee at the annual rate of 0.25% of the average daily net assets of Class A shares and Class P shares of each Fund and 1.00% of the average daily net assets of Class C shares of each Fund. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees (the "Board") shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority. The Distributor may use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of the Funds or in shareholder support services with respect to the Funds pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 1 hereof.

3. REVENUE SHARING. Each Fund presently pays, and will continue to pay, an advisory fee to its Investment Advisor, as listed in Schedule A, (each an "Adviser") pursuant to an investment advisory agreement between the Trust and the Adviser. It is recognized that the Adviser may use its advisory fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of the Funds, including the activities referred to in Paragraph 1 hereof. To the extent that the payment of advisory fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Funds within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

4. TERM AND TERMINATION.

      (a) INITIAL TERM. This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

      (b) CONTINUATION OF THE PLAN. This Plan and any related agreements shall continue in full force and effect for so long as such continuance is specifically approved at least annually by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

      (c) TERMINATION OF THE PLAN. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Trustees, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund.

5. AMENDMENTS. This Plan may be amended at any time by the Board, provided that
(a) any amendment to materially increase the fee provided for in Paragraph 2 hereof with respect to a Fund shall be effective only upon approval by a vote of a majority of the outstanding voting securities of such Fund and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the Paragraph 4(a) hereof.

6. QUARTERLY REPORTS. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts accrued and the amounts expended under this Plan, along with the purposes for which such expenditures were made.

7. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be; the first two years in an easily accessible place.

8. LIMITATION OF LIABILITY. The Distributor is expressly put on notice of the limitation of liability as set forth in the Trust's Agreement and Declaration of Trust, and agrees that the obligations assumed by the Funds pursuant to this Agreement shall be limited in all cases to each Fund and each Fund's respective assets, and the Distributor shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Funds. In addition, the Distributor shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. The Distributor understands that the rights and obligations of any Fund under the Trust's Agreement and Declaration of Trust are separate and distinct from those of any of and all other Funds.

9. GOVERNANCE STANDARDS. So long as this plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.


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                                                                      SCHEDULE A

                                  List of Funds

               Fund Name                      Advisor Name
    Commonwealth Small Cap Fund      Commonwealth Capital
                                     Management, LLC
    Commonwealth Quantitative fund   Commonwealth Capital
                                     Management, LLC
    Frantzen Small Cap Growth Fund   Commonwealth Capital
    Frantzen Large Cap Growth Fund   Management, LLC
    Frantzen Growth and Income Fund  Commonwealth Capital
                                     Management, LLC
                                     Commonwealth Capital
                                     Management, LLC
    Sherwood Forest Long/Short Fund  Sherwood Forest Capital
                                     Management, LLC